Exhibit 10.3
Grantee:    “participant name”
Grant Date:    “grant date”
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
2012 THIRD AMENDED AND RESTATED STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
    THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (the “Agreement”), made as of “grant date” (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and “participant name” (the “Grantee”), evidences the grant by the Company of an award (the “Award”) of performance stock units (“PSUs”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2012 Third Amended and Restated Stock Incentive Plan, as it may be amended from time to time (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Company and the Grantee agree as follows:
1.Grant of Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee the Award, giving the Grantee the conditional right to receive a target number of shares of Common Stock of the Company (the “Shares”) equal to “Target shares granted” (the “Target Shares”). The Award of PSUs will vest (i) as to 65%, based upon achievement of the Relative TSR Performance Conditions (as defined below, and the PSUs subject to the Relative TSR Performance Conditions, the “Relative TSR PSUs”) and (ii) as to the remaining 35%, based upon achievement of the ULFCF Performance Conditions (as defined below, and the PSUs subject to ULFCF Performance Conditions, the “ULFCF PSUs”). Depending on the level of performance determined to be attained with respect to the Performance Conditions (as defined below), the number of Shares that may be earned hereunder in respect of this Award may range from 0% to 150% of the Target Shares (the “Earned Shares”); provided, that the number of Earned Shares in respect of the ULFCF PSUs shall be subject to further adjustment based on the CAGR Multiplier (as defined below).
2.Earning and Vesting of Awards.
(a)Except as otherwise set forth in Section 5 below, and subject to the provisions of this Section 2, the PSUs subject to this Award shall vest and become Earned Shares, or be forfeited, at the conclusion of the Performance Period (as defined below) if, and to the extent, the Performance Conditions are satisfied and the Grantee remains employed by the Company through April 1, 2028 (the “Vesting Date”).
(i)For purposes of this Agreement, “Performance Period” shall mean the period commencing on April 1, 2025 and ending on March 31, 2028.
(ii)For purposes of this Agreement, “Performance Conditions” shall mean the Relative TSR Performance Conditions and the ULFCF Performance Conditions, collectively.

(iii)For purposes of this Agreement, the “Relative TSR Performance Conditions” shall mean, the Company’s “Relative TSR” (as defined below) as follows:

	Relative TSR for the Performance Period	Vesting Level as % of Target Shares Underlying Relative TSR PSUs
Maximum	75th Percentile or Higher In Relative TSR to Peer Group	150%
Target	50th Percentile in Relative TSR to Peer Group	100%
Threshold	25th Percentile in Relative TSR to Peer Group	50%
(iv)For purposes of this Agreement, the “ULFCF Performance Conditions” shall mean, the Company’s “Cumulative ULFCF” (as defined below) achievement during the Performance Period and the CAGR (as defined below) achievement over the Performance Period as follows:

	Cumulative ULFCF for the Performance Period	Vesting Level as % of Target Shares Underlying ULFCF PSUs*
Maximum	Cumulative ULFCF that is at least 110% of the Cumulative ULFCF Goal	150%
Target	Cumulative ULFCF that is at least 97% but less than 103% of the Cumulative ULFCF Goal	100%
Threshold	Cumulative ULFCF that is at least 85% of the Cumulative ULFCF Goal	50%
*Payout of ULFCF PSUs to be multiplied by the “CAGR Multiplier” as set forth in the table below based on achievement of CAGR for the Performance Period:
CAGR Achievement		CAGR Multiplier
Greater than or equal to +15%		1.5x
Greater than -5% but lower than +5%		1.0x
Less than or equal to -15%		0.5x

(b)To the extent that Relative TSR for the Performance Period is between specified vesting levels set forth above, the portion of the Relative TSR PSUs that shall become vested based on Relative TSR performance shall be determined on a pro rata basis using straight line interpolation; provided that the maximum portion of the Relative TSR PSUs that may become vested based on Relative TSR for the Performance Period shall not exceed 150% of the Target Shares underlying the Relative TSR PSUs. To the extent that the Relative TSR as of the end of the Performance Period is below the 25th percentile, all Relative TSR PSUs awarded pursuant to this Agreement shall be immediately forfeited without consideration and the Grantee shall have no further rights to that portion of the Award. Notwithstanding the foregoing, to the extent the Company’s actual TSR over the Performance Period is less than 0%, the maximum payout of Relative TSR PSUs shall not be greater than 100% of Target Shares underlying the Relative TSR PSUs.
(c)To the extent that the Cumulative ULFCF for the Performance Period is between the specified vesting levels set forth above, the portion of the ULFCF PSUs that shall become vested based on the Cumulative ULFCF shall be determined on a pro rata basis using straight line interpolation; provided that the maximum portion of the ULFCF PSUs that may become vested based on the Cumulative ULFCF for the Performance Period shall not exceed 150% of the Target Shares underlying the ULFCF PSUs; provided, further, that the foregoing calculation is subject to further adjustment based on the CAGR Multiplier. To the extent CAGR achievement is between the specified levels set forth above, the CAGR Multiplier shall be determined on a pro rata basis using straight line interpolation. To the extent that the Cumulative ULFCF as of the end of the Performance Period is below 85%, all ULFCF PSUs awarded pursuant to this Agreement shall be immediately forfeited without consideration and the Grantee shall have no further rights to that portion of the Award.
(d)Certain Definitions (Relative TSR PSUs).
(i)For purposes of this Agreement, “Beginning Stock Price” means with respect to the Company or any other company in the Peer Group, the average of the closing sales prices for a share of common stock of the applicable company on the U.S. national securities exchange on which such stock principally trades for the forty (40) trading days immediately following the beginning of the Performance Period, as reported in the Wall Street Journal or such other source as the Committee deems reliable.
(ii)For purposes of this Agreement, “Ending Stock Price” means with respect to the Company or any other company in the Peer Group, the average of the closing sales prices for a share of common stock of the applicable company on the U.S. national securities exchange on which such stock principally trades for the forty (40) trading days immediately preceding the conclusion of the Performance Period, as reported in the Wall Street Journal or such other source as the Committee deems reliable.
(iii)For purposes of this Agreement, “Peer Group” means those companies that are included in the S&P 600 on the first day of the Performance Period, excluding any such company (i) that files for bankruptcy at any time during the Performance Period or (ii) that ceases to be a publicly traded Company for any reason (including as a result of a merger) during the Performance Period.

(iv)For purposes of this Agreement, “Relative TSR” shall mean the percentile rank of the Company’s TSR compared to the TSR of the Peer Group over the Performance Period.
(v)For purposes of this Agreement, “Total Shareholder Return” or “TSR” means with respect to the Company and each of the companies in the Peer Group, the difference of (A) the quotient of (i)(1) the applicable Ending Stock Price plus (2) dividends paid with respect to an ex-dividend date occurring during the period over which the Beginning Stock Price is calculated and during the remainder of the Performance Period (assuming dividend reinvestment on such ex-dividend date), divided by (ii)(1) the applicable Beginning Stock Price plus (2) dividends paid with respect to an ex-dividend date occurring during the period over which the Beginning Stock Price is calculated (assuming dividend reinvestment on such ex-dividend date); minus (B) 1.00. For purposes of this definition, any dividend paid in cash will be valued at its cash amount and any dividend paid in securities with a readily ascertainable fair market value shall be valued at the market value of the securities as of the ex-dividend date.
(e)Certain Definitions (ULFCF PSUs).
(i)For purposes of this Agreement, “Adjusted EBITDA” has the meaning as defined and reported in the Company’s SEC filings.
(ii)For purposes of this Agreement, “CAGR” means a percentage equal to the Company’s compound annual growth rate based on the value of a share of Common Stock of the Company, which shall be calculated based on the formula below, with (x) EV (Ending Value) to equal the Ending Stock Price and (y) BV (Beginning Value) to equal the Beginning Stock Price.
(iii)For purposes of this Agreement, “CAGR Multiplier” means the applicable multiplier that corresponds to the percentage of CAGR achievement, determined in accordance with Section 2(a)(iv) above.
(iv)For purposes of this Agreement, “CapEx” means “capital expenditures for continuing operations” or “capital expenditures” once the Company ceases to report discontinued operations, in each case, as reported in the Company’s SEC filings.
(v)For purposes of this Agreement, “Cumulative ULFCF” means Adjusted EBITDA less CapEx, measured over the Performance Period.
(vi)For purposes of this Agreement, “Cumulative ULFCF Goal” means $1.349B; provided, that, the Cumulative ULFCF Goal may be adjusted from time to time during the Performance Period to account for certain non-recurring events, as determined to be appropriate in the Committee’s sole discretion.

3.Dividend Equivalents. The Award is granted together with dividend equivalent rights, which dividend equivalent rights will be (a) paid in the same form (cash or stock) in which such dividends are paid to the stockholders and (b) subject to the same vesting and forfeiture provisions as set forth in Section 2. Any payments made pursuant to dividend equivalent rights will be paid in either cash or in Shares, or any combination thereof, effective as of the date of settlement under Section 4 below.
4.Payment of Award. The Company shall, as soon as practicable upon the Vesting Date (but in no event later than the date that is sixty (60) days after the Vesting Date), issue (if necessary) and transfer to the Grantee the Earned Shares, and shall deliver to the Grantee or have deposited in the Grantee’s brokerage account with the Company’s transfer agent or designated third-party administrator such Earned Shares, at the Company’s election either electronically or represented by a certificate or certificates therefor, registered in the Grantee’s name. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Company.
5.Termination of Employment.
(a)If the Grantee’s employment or service is terminated due to death or Disability (as defined herein) and such death or Disability occurs before the end of the Performance Period, then the Award shall be deemed to vest and become Earned Shares at a number of Shares equal to the Target Shares.
For purposes of this Agreement, “Disability” shall mean (i) if the Grantee’s employment or service with the Company is subject to the terms of an employment or other service agreement between such Grantee and the Company, which agreement includes a definition of “Disability”, the term “Disability” shall have the meaning set forth in such agreement; and (ii) in all other cases, the term “Disability” shall mean a physical or mental infirmity which impairs the Grantee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.
(b)If the Grantee’s employment or service is terminated due to Retirement (as defined herein) and such Retirement occurs before the Vesting Date, for purposes of this Agreement only, then a portion (the “Pro-Rata Portion”) of the Target Shares shall remain outstanding and eligible to vest and become Earned Shares in accordance with and subject to the requirements of Section 2 hereof. If such termination occurs (i) on or before April 1, 2026, the Pro Rata Portion shall be equal to one-third (1/3) of the Target Shares, (ii) after April 1, 2026, but on or before April 1, 2027, the Pro Rata Portion shall be equal to two-thirds (2/3) of the Target Shares and (iii) after April 1, 2027, the Pro-Rata Portion shall be equal to the Target Shares. Any portion of the Award in excess of the Pro-Rata Portion shall be immediately forfeited without consideration and the Grantee shall have no further rights to such portion.

For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment with the Company for any reasons other than death, Disability, by the Company for Cause or pursuant to Section 6(a) or Section 6(b), on or after the date on which the sum of his/her (i) full years of age (measured as of his/her last birthday preceding the date of termination of employment or service) and (ii) full years of service with the Company (or any parent or subsidiary) measured from his/her date of hire (or re-hire, if later), is equal at least seventy (70); provided, that, the Grantee must have attained at least the age of sixty (60) and completed at least five (5) full years of service with the Company (or any parent or subsidiary) prior to the date of his/her resignation. Any disputes relating to whether the Grantee is eligible for Retirement under this Agreement, including, without limitation, years of service, shall be settled by the Committee in its sole discretion.
(c)If the termination of the Grantee’s employment or service is for any other reason, the then unvested portion of the Award shall be immediately forfeited without consideration and the Grantee shall have no further rights to such unvested portion of the Award hereunder. The Grantee’s status as an employee or other service-provider shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three (3) months or re-employment or re-engagement upon expiration of such leave is guaranteed by contract or statute.
(d)Notwithstanding any other provision of this Agreement or the Plan to the contrary:
(i)If it is determined by the Committee that the Grantee engaged (or is engaging in) any activity that is harmful to the business or reputation of the Company (or any parent or subsidiary), including, without limitation, any “Competitive Activity” (as defined below) or conduct prejudicial to or in conflict with the Company (or any parent or subsidiary) or any material breach of a contractual obligation to the Company (or any parent or subsidiary) (collectively, “Prohibited Acts”), then, upon such determination by the Committee, the unvested portion of the Award shall be forfeited without consideration.
(ii)If it is determined by the Committee that the Grantee engaged in (or is engaging in) any Prohibited Act where such Prohibited Act occurred or is occurring within the one (1) year period immediately following the Vesting Date, the Grantee agrees that he/she will repay to the Company any gain realized on the vesting of the Award (such gain to be valued as of the Vesting Date based on the fair market value of the Shares vesting on the Vesting Date). Such repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation must be satisfied in cash or, if permitted in the sole discretion of the Committee, in Shares having a fair market value equal to the gain realized upon vesting of the Award. The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may own the Grantee to secure the repayment obligations herein contained.
The determination of whether the Grantee has engaged in a Prohibited Act shall be determined by the Committee in good faith and in its sole discretion.

For purposes of this Agreement, the term “Competitive Activity” shall mean the Grantee, without the prior written permission of the Committee, anywhere in the world where the Company (or any parent or subsidiary) engages in business, directly or indirectly, (i) entering into the employ of or rendering any services to any person, entity or organization engaged in a business which is directly or indirectly related to the businesses of the Company or any parent or subsidiary (“Competitive Business”) or (ii) becoming associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity other than ownership of passive investments not exceeding one percent (1%) of the vote or value of such Competitive Business.
(e)The term “Company” as used in this Agreement with reference to the employment or service of the Grantee shall include the Company and its parent and subsidiaries, as appropriate.
6.Change in Control.
(a)In the event of a Change in Control in which the surviving entity (together with its affiliates, the “Surviving Entity”) assumes the unvested portion of the Award, if any, or substitutes a similar award under the Surviving Entity’s equity compensation plan for the unvested portion of the Award, if any, on the same terms and conditions as the original Award, the Award that is assumed or substituted shall not vest solely as a result of the occurrence of the Change in Control. In the event that within twelve (12) months following the occurrence of a Change in Control of the Company, the Grantee’s employment or service relationship with the Company is terminated by the Company without Cause (as defined herein), then the Award, as assumed or substituted by the Surviving Entity, that remains at such time shall be deemed to vest and become Earned Shares at a number of Shares equal to the greater of (i) the Target Shares and (ii) the number of Shares that would be earned based on actual performance if the Performance Period ended on the date of such termination.
(b)Under a Change in Control in which the unvested portion of the Award, if any, is not assumed or substitute awards are not granted by the Surviving Entity as provided in Section 6(a) above, any such unvested portion of the Award shall become immediately vested and become Earned Shares at a number of Shares equal to the greater of (i) the Target Shares and (ii) the number of Shares that would be earned based on actual performance if the Performance Period ended on the date of the Change in Control.
(c)For purposes hereof, “Cause” shall have the meaning ascribed to such term in any employment agreement or other similar agreement between the Grantee and the Company or any of its subsidiaries, or, if no such agreement exists, or if there are multiple such agreements and the provisions of such agreements conflict, means (a) the Grantee’s failure to perform (other than by reason of Disability), or material negligence in the performance of, his or her duties and responsibilities to the Company or any of its affiliates; (b) material breach by the Grantee of any provision of this Agreement or any employment or other written agreement; or (c) other conduct by the Grantee that is materially harmful to the business, interests or reputation of the Company or any of its affiliates.

7.Withholding. The Grantee agrees that no later than each Vesting Date, the Grantee shall pay to the administrator of the Plan, (the “Administrator”) (or at the option of the Company, to the Company) such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred with respect to the portion of the Award vesting on such Vesting Date. The Grantee may elect to pay to the Administrator (or at the option of the Company, to the Company) an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Administrator (or at the option of the Company, to the Company), cash, a check or at the sole discretion of the Company, Shares having a fair market value equal to the amount of the withholding tax obligation as determined by the Company.
8.Section 409A.
(a)It is the intent of the Company that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A of the Code and applicable regulations and guidance thereunder (collectively, “Section 409A”) and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Section 409A or for any damages for failing to comply with Section 409A.
(b)For purposes of Section 409A and to the extent Section 409A is applicable to any payment hereunder, Grantee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(c)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within two and one-half (2 and ½) months following the date specified in Section 2”), the actual date of payment within the specified period shall be within the Company’s sole discretion.
(d)If the Grantee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any amounts to which the Grantee is entitled under this Agreement that constitute “non-qualified deferred compensation” payable on “separation from service” under Section 409A and would otherwise be payable prior to the earlier of (i) the six (6)-month anniversary of the Grantee’s date of termination and (ii) the date of the Grantee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Section 409A.
9.Rights as a Stockholder. No Shares shall be issued under this Award until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the Grantee shall have no rights as a stockholder with respect to any Shares covered by this Award until such Shares are duly and validly issued by the Company to or on behalf of the Grantee.
10.Non-Transferability. This Award is not assignable or transferable except upon the Grantee’s death to a beneficiary designated by the Grantee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Grantee, pursuant to the Grantee’s will or by the laws of descent and distribution.

11.Limitation of Rights. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to the continuation of his or her employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Grantee’s employment or other service.
12.Securities Representations. The Grantee agrees, by acceptance of this Award, that, upon issuance of any Shares hereunder, that, unless such Shares are then registered under applicable federal and state securities laws, (i) acquisition of such Shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Grantee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to effect the issuance or transfer of Shares pursuant to this Award or to comply with any law or regulation of any governmental authority.
13.Notice. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 4830 North Loop 1604 West, Suite 111, San Antonio, Texas 78249, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.
14.Incorporation of Plan by Reference. This Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
15.Governing Law. This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.
16.Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties; provided, however, that in the event of a conflict between this Agreement and any employment or severance agreement between the Company and the Grantee, such employment or severance agreement shall control. The issuance of the Awards or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any Shares pursuant to this Agreement if any such issuance would violate any such requirements. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.Company Recoupment of Awards. The Grantee’s rights with respect to this Award shall in all events be subject to (a) all rights that the Company may have under any Company clawback or recoupment policy or any other agreement or arrangement with the Grantee, and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
18.Consent. By signing this Agreement, the Grantee acknowledges and agrees that:
(a)The Company and the Company’s affiliates are permitted to hold and process personal (and sensitive) information and data about the Grantee as part of its personnel and other business records and may use such information in the course of such entity’s business.
(b)In the event that disclosure is required for the proper conduct of the business (as determined by the Company and the Company’s affiliates), the Company and the Company’s affiliates may disclose the information referenced in Section 18(a) to third parties, including when such entities are situated outside the European Economic Area.
(c)This Section 18 applies to information held, used or disclosed in any medium.

Grantee: “Participant Name”
Grant Date: “grant date”

    IN WITNESS WHEREOF, the Company has caused this Award to be executed under its corporate seal by its duly authorized officer. This Award shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
By: __________________________
Name: ________________________
Title: _________________________

Dated: “acceptance date”
Acknowledged and Agreed
“Electronic Signature”
Name: “Participant Name”
Address of Principal Residence:
______________________________
______________________________

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